PENTON MEDIA TO CORRECT ACCOUNTING FOR
DEFERRED TAXES

CLEVELAND, OH – March 28, 2005 – Penton Media, Inc. (OTCBB: PTON) announced today that it plans to restate its consolidated financial statements for 2002, 2003 and 2004 in order to correct the computation of the valuation allowance for deferred tax assets.

The Company said that it would file for a 15-day extension of the March 31, 2005 filing deadline for its 2004 Form 10-K in order to finalize the restatement, which also will include other accounting corrections that were deemed in earlier periods to be immaterial. The expected cumulative effect of these corrections is an increase in stockholders’ deficit at December 31, 2003 and September 30, 2004 of approximately $16.0 million to $18.0 million and $18.0 million to $20.0 million, respectively.

Penton Media is a diversified business-to-business media company serving a broad range of industry sectors with print, in-person and online media products and marketing services.

This press release contains statements relating to Penton Media, Inc. that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: that the analysis of the restatement has not been completed and that the completed analysis may determine that accounting corrections may have a more significant impact on stockholders’ deficit than is stated in this press release; that the analysis may uncover other necessary accounting adjustments than those being addressed; and such other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.

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